EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of GlobalOptions Group, Inc. on Form S-8 (File No. 333-153097), Form S-8 (File No. 333-139368), Form S-8 (File No. 333-136458), Form S-3 (File No. 333-149020) and Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 (File No. 333-145053) of our report dated February 15, 2011, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, which report is included in this Annual Report on Form 10-K of GlobalOptions Group, Inc. for the year ended December 31, 2010.

/s/ Marcum LLP
Marcum LLP

New York, New York

February 15, 2011